For Immediate Release

AMERICAN HOUSING INCOME TRUST ANNOUNCES ACQUISITION OF CANNABIDOL (CBD) COMPANY IX BIOTECHNOLOGY

Phoenix, AZ, March 13, 2017/PRNewswire/ -- American Housing Income Trust, Inc.®, a Maryland corporation ("AHIT" or the "Company") (OTCQB: AHIT) announced today that it has closed its Stock Exchange Agreement with IX Biotechnology, Inc. (“IXB”), a company focused on the production of certified organic cannabidol oil (CBD).

In conjunction with this closing, the Company has restructured its Board of Directors resulting in Michael Ogburn being appointed its new Chairman of the Board, Chief Executive Officer and Chief Financial Officer, and has also appointed two new directors, Joaquin Flores and Brian Werner.

IXB – Growing Towards Becoming the Largest Producer of CBD in the US

IXB is implementing its business plan to be the largest producer of CBD in the United States. CBD is the part of the cannabis plant that typically is used for health reasons instead of for recreational purposes. CBD products are either derived from industrial hemp plants or marijuana plants.

IXB was developed as a joint venture combining several strategic partners, including the Shoshone, Battle Mountain and Washoe Indian tribes, as well as combing various concepts and industry-specific knowledge in commercial hemp and cannabis research and sales. These relationships enable IXB access to tribal lands for farming commercial hemp and cannabis, and will allow IXB to sell hemp and cannabis products in retail outlets on tribal lands (www.ixbiotech.com).

Management Commentary

Mr. Ogburn, “We felt that the combination of AHIT with our business model represented the best upside potential for both IXB and AHIT’s shareholders. AHIT’s current portfolio of real estate and desire to expand its real estate holdings, and willingness to diversify its holdings and operations into other types of real estate and industries was an attractive option for IXB. Our initial focus is in developing over 100,000 acres of land in cooperation with the Washoe Tribal Allotment for the manufacturing of four greenhouses with a combined usable square footage of 179,280, and Mr. Zarinegar’s and his team of property experts and management personnel seemed to be the perfect fit for IXB. CBD has become a highly sought after compound in recent years, taking the natural products industry by storm after receiving highly publicized exposure in the media. IXB would not face any importing concerns and would be in a strong position for immediate growth as it develops. We believe this unique combination of real estate holdings and land development provides significant upside opportunity.”

The Company’s current single family residential portfolio will be managed by the Real Estate Committee, as a subcommittee to the Board of Directors. Mr. Zarinegar remains as a member of the Real Estate Committee, along with Kenneth Hedrick and Les Gutierrez.

Mr. Zarinegar announced that this acquisition furthers the Board’s initiatives in late-2016 to diversify its holdings, management and business purpose.

Mr. Zarinegar stated, “The Company has been exploring avenues for growth in new and exciting sectors, leveraging our experience in identifying cost-effective sections of property with Michael’s expertise in developing CBD technology. We believe this new relationship with IXB will allow AHIT to pursue opportunities in a growing cannabidol-related biotechnology market and take advantage of increased regulation throughout the United States. We believe this collaborative direction represents a tremendous opportunity for AHIT and its shareholders. We are looking forward to Mr. Ogburn’s leadership, vision and experience in developing strategies intended to increase shareholder value. The Real Estate Committee will continue to look at ways to diversify its members in order to bring more experience and different leadership styles in order to penetrate this demanding sector in 2017.”

Please email AHIT at info@ahitrust.com or call the Company at (623) 551-5808 if you have any questions, or by writing to the Company at American Housing Income Trust, Inc., ATTN: Investor Relations, 34225 N. 27th Dr Bldg 5 Ste 238, Phoenix, AZ 85085. You may also find more information at http://ahitrust.com. The executive summary of IXB can be found as an exhibit to the Stock Purchase Agreement, which will be uploaded on the Company’s filings on EDGAR. This summary provides forward-looking statements and projections associated with IXB’s business plan.

About American Housing Income Trust, Inc.

American Housing Income Trust, Inc. is a Maryland corporation and is listed on OTCQB as a fully reporting SEC entity under the symbol “AHIT.” AHIT owns, operates and develops real estate assets in three western states and operates out of its wholly-owned subsidiary in Phoenix, Arizona – American Realty Partners, LLC, an Arizona limited liability company. IX Biotechnology, Inc., is a Wyoming corporation (“IXB”) and wholly-owned subsidiary of AHIT. IXB is implementing its business plan to become the largest producer of certified organic cannabidol oil in the United States. IXB intends on being a fully integrated seed-to-shelf certified organic biotechnology company.

Forward Looking Statement

This press release, and those statements regarding IXB and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions.  Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends.  Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties.  You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes.  Please refer to Company's filings with the Securities and Exchange Commission for further information.

Contact: Christ Andersen, Secretary, 623-551-5808, canderson@ahitrust.com

Logo - ______________________________________________

SOURCE American Housing Income Trust, Inc.

-3-